EXHIBIT 10.1

EMPLOYMENT AGREEMENT

January 23, 2023

NAME:	Jeff Fleck [ REDACTED ]
The parties to this Employment Agreement (“Agreement”) are Jeff Fleck (“You” or the “Executive”) and Quaker Chemical Corporation, d/b/a Quaker Houghton, a Pennsylvania corporation (“Quaker Houghton” or the “Company”).
You are hereby appointed as the Company’s Senior Vice President, Chief Global Supply Chain Officer (“GSCO”) with a start date of in or about February 27, 2023.
    NOW THEREFORE in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby the parties hereto agree as follows:
1.    Duties
Quaker Houghton agrees to employ you and you agree to serve as Quaker Houghton’s GSCO. You shall perform all duties consistent with such position as well as any other duties that are assigned to you from time to time by Quaker Houghton’s CEO. You agree that during the term of your employment with Quaker Houghton to devote your knowledge, skill, and working time solely and exclusively to the business and interests of Quaker Houghton and its subsidiaries.
2.    Compensation
    Your base salary will be determined from time to time by the Quaker Houghton Board of Directors. In addition, you will be entitled to participate, to the extent eligible, in any of Quaker Houghton’s annual and long-term incentive plans, retirement savings plan (401k plan), and will be entitled to vacations, paid holidays, and medical, dental, and other benefits as are made generally available by Quaker Houghton to its full-time U.S. employees. During your employment with Quaker Houghton, your salary will not be reduced by Quaker Houghton without your prior written consent. Your initial compensation and benefits are outlined on Addendum 1, which is attached hereto and made a part hereof.
3.    Term of Employment.
Your employment with Quaker may be terminated on ninety (90) days' written notice by either party, with or without cause or reason whatsoever. Within ninety (90) days after termination of your employment, you will be given an accounting of all monies due you. Notwithstanding the foregoing, Quaker has the right to terminate your employment upon less than ninety (90) days’ notice for Cause (as defined below).

4.    Covenant Not to Disclose
a.    As GSCO, you acknowledge that the identity of Quaker Houghton's (and any of Quaker Houghton's affiliates’) customers, the requirements of such customers, pricing and payment terms quoted and charged to such customers, the identity of Quaker Houghton's suppliers and terms of supply (and the suppliers and related terms of supply of any of Quaker Houghton's customers for which chemical and other management services are being provided), information concerning the method and conduct of Quaker Houghton's (and any affiliate’s) business such as formulae, formulation information, application technology, manufacturing information, marketing information, strategic and marketing plans, financial information, financial statements (audited and unaudited), budgets, corporate practices and procedures, research and development efforts, and laboratory test methods and all of Quaker Houghton's (and its affiliates’) manuals, documents, notes, letters, records, and computer programs are Quaker Houghton's confidential information ("Confidential Information") and are Quaker Houghton’s (and/or any of its affiliates’, as the case may be) sole and exclusive property. You agree that at no time during or following your employment with Quaker Houghton will you appropriate for your own use, divulge, or pass on, directly or through any other individual or entity or to any third party, any Quaker Houghton Confidential Information. Upon termination of your employment with Quaker Houghton and prior to final payment of all monies due to you under Section 2 or at any other time upon Quaker Houghton's request, you agree to surrender immediately to Quaker Houghton any and all materials in your possession or control which include or contain any Quaker Houghton Confidential Information.
b.    You acknowledge that, by this Section 4(b), you have been notified in accordance with the Defend Trade Secrets Act that, notwithstanding the foregoing:
(i)You will not be held criminally or civilly liable under any federal or state trade secret law or this Agreement for the disclosure of Confidential Information that: (A) you make (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) you make in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(ii)If you file a lawsuit for retaliation by Quaker Houghton for reporting a suspected violation of law, you may disclose Confidential Information to your attorney and use the Confidential Information in the court proceeding if you: (A) file any document containing Confidential Information under seal and (B) do not disclose Confidential Information, except pursuant to court order.
    c.    Additionally, Quaker Houghton confirms that nothing in this Agreement is intended to or shall prevent, impede or interfere with your right, without prior notice to Quaker Houghton, to provide information to the government, participate in any government investigations, file a court or administrative complaint, testify in proceedings regarding Quaker Houghton’s past or future conduct, or engage in any future activities protected under any statute administered by any government agency.
5.    Covenant Not to Compete
In consideration of your position of GSCO for Quaker Houghton and the training and Confidential Information you are to receive from Quaker Houghton, you agree that during your employment with Quaker Houghton and for a period of one (1) year thereafter, regardless of the reason for your termination, you will not:
a.    directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder, officer, director, or investor, or in a joint venture or any other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of specialty chemical products which are the same, like, similar to, or which compete with Quaker Houghton’s (or any of its affiliates’) products or services; and
b.    directly or indirectly recruit, solicit or encourage any Quaker Houghton (or any of its affiliates’) employee or otherwise induce such employee to leave Quaker Houghton’s (or any of its affiliates’) employ, or to become an employee or otherwise be associated with you or any firm, corporation, business, or other entity with which you are or may become associated; and
c.    solicit or induce any of Quaker Houghton's suppliers of products and/or services (or a supplier of products and/or services of a customer who is being provided or solicited for the provision of chemical management or other services by Quaker Houghton) to terminate or alter its contractual relationship with Quaker Houghton (and/or any such customer).
The parties consider these restrictions reasonable, including the period of time during which the restrictions are effective. However, if any restriction or the period of time specified should be found to be unreasonable in any court proceeding, then such restriction shall be modified or the period of time shall be shortened as is found to be reasonable so that the foregoing covenant not to compete may be enforced. You agree that in the event of a breach or threatened breach by you of the provisions of the restrictive covenants contained in Section 4 or in this Section 5, Quaker Houghton will suffer irreparable harm, and monetary damages may not be an adequate remedy. Therefore, if any breach occurs, or is threatened, in addition to all other remedies available to Quaker Houghton, at law or in equity, Quaker Houghton shall be entitled as a matter of right to specific performance of the covenants contained herein by way of temporary or permanent injunctive relief. In the event of any breach of the restrictive covenant contained in this Section 5, the term of the restrictive covenant shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease.

6.    Contractual Restrictions
You represent and warrant to Quaker Houghton that: (a) there are no restrictions, agreements, or understandings to which you are a party that would prevent or make unlawful your employment with Quaker Houghton and (b) your employment by Quaker Houghton shall not constitute a breach of any contract, agreement, or understanding, oral or written, to which you are a party or by which you are bound. You further represent that you will not use any trade secret, proprietary or otherwise confidential information belonging to a prior employer or other third party in connection with your employment with Quaker Houghton.
7.    Inventions
All improvements, modifications, formulations, processes, discoveries or inventions ("Inventions"), whether or not patentable, which were originated, conceived or developed by you solely or jointly with others (a) during your working hours or at Quaker Houghton’s expense or at Quaker Houghton's premises or at a customer’s premises or (b) during your employment with Quaker Houghton and additionally for a period of one year thereafter, and which relate to (i) Quaker Houghton’s business or (ii) any research, products, processes, devices, or machines under actual or anticipated development or investigation by Quaker Houghton at the earlier of (i) that time or (ii) as the date of termination of employment, shall be Quaker Houghton’s sole property. You shall promptly disclose to Quaker Houghton all Inventions that you conceive or become aware of at any time during your employment with Quaker Houghton and shall keep complete, accurate, and authentic notes, data and records of all Inventions and of all work done by you solely or jointly with others, in the manner directed by Quaker Houghton. You hereby transfer and assign to Quaker Houghton all of your right, title, and interest in and to any and all Inventions which may be conceived or developed by you solely or jointly with others during your employment with Quaker Houghton. You shall assist Quaker Houghton in applying, obtaining, and enforcing any United States Letters Patent and Foreign Letters Patent on any such Inventions and to take such other actions as may be necessary or desirable to protect Quaker Houghton's interests therein. Upon request, you shall execute any and all applications, assignments, or other documents that Quaker Houghton deems necessary and desirable for such purposes. You have attached hereto a list of unpatented inventions that you have made or conceived prior to your employment with Quaker Houghton, and it is agreed that those inventions shall be excluded from the terms of this Agreement.
8.Termination.
(a)Either party may terminate this Agreement per the terms of Section 3 hereof and Quaker Houghton, in its sole discretion, may terminate your employment at any time for Cause (as defined herein). If you incur a Separation from Service (as defined below) by decision and action of Quaker Houghton for any reason other than Cause, death, or Disability (as defined below), Quaker Houghton agrees to:
1.    Provide you with reasonable outplacement assistance, either by providing the services in-kind, or by reimbursing reasonable expenses actually incurred by you in connection with your Separation from Service. The outplacement services must be provided during the one-year period following your Separation from Service. If any expenses are to be reimbursed, you must request the reimbursement within eighteen months of your Separation from Service and reimbursement will be made within 30 days of the receipt of your request; and
2.    Pay you twelve months’ severance in bi-weekly installments commencing on the Payment Date (as defined below) and continuing on Quaker Houghton's normal payroll dates thereafter, each of which is equal to the total of your bi-weekly base salary at the time of your Separation from Service, provided you sign a Release within 45 days of the later of the date you receive the Release or your Separation from Service. Continuation of all medical and dental coverage’s will also be available for 18 months at a level equal to the coverage provided before your Separation from Service.
(b)If the Executive dies during the Term of Employment, the Company shall not thereafter be obligated to make any further payments under this Agreement except for amounts accrued as of the date of the Executive’s death, and except that the Company shall pay a single-sum cash death benefit to the Executive’s Beneficiary equal to 200% of the annual rate of the Executive’s base salary as in effect on the day before the Executive’s death or be entitled to the death benefit (as a multiple of base salary) to which any other executive officer would be entitled. To that end, the Company currently has a program in which all executive officers in the Company’s Executive Leadership Team participate, which entitle each to a death benefit equal to 100% of base salary in the year of death and 50% of base salary in each of the four years thereafter. “Beneficiary” shall mean the person designated by the Executive to receive benefits under this Agreement in a writing filed by the Executive with the Company’s human resources department before the Executive’s death or, if the Executive fails to designate a beneficiary or the designated beneficiary predeceases the Executive, the Executive’s Beneficiary shall be his surviving spouse or, if the Executive has no surviving spouse, his estate.

(c)Disability of Executive. If the Executive is unable to perform his duties hereunder by reason of disability as defined in the Company’s Long-Term Disability Plan (“Disability”), then the Board shall have the right to terminate the Executive’s employment upon 30 days prior written notice to the Executive at any time during the continuation of such Disability. In the event the Executive is terminated pursuant to this Section 8(c), the Company shall not thereafter be obligated to make any further payments under this Agreement except for amounts accrued as of the date of such termination, and except that the Executive shall receive supplemental disability payments. Such supplemental disability payments shall be paid to the Executive after the Executive’s Separation from Service at the same time that disability payments are due to be paid to the Executive under the Company’s Long-Term Disability Plan and each such payment shall be equal to the excess of (a) the amount that would be payable under the Company’s Long-Term Disability Plan (disregarding any withholding) if the Executive elected a benefit of 50% of applicable pay and such plan did not limit the dollar amount of periodic payments thereunder, over (b) the amount that would be payable under the Company’s Long-Term Disability Plan (disregarding any withholding) if the Executive elected a benefit of 50% of applicable pay. The “Company’s Long-Term Disability Plan” shall mean the long-term disability plan maintained by the Company for employees generally; provided, however, that if the Company does not maintain such a long-term disability plan at the time of the Executive’s termination under this Section 8(c), or terminates such plan after the Executive’s termination of employment but before all disability payments have been paid to the Executive under the terms of such plan as in effect prior to its termination, (x) the “Company’s Long-Term Disability Plan” shall mean the long-term disability plan most recently maintained by the Company for employees generally, and (y) the amount determined under subsection (b) shall equal zero dollars ($0). Such supplemental disability payments shall be payable from the Company’s general assets or, if the Company so elects, from a supplemental disability policy purchased by the Company.
“Separation from Service” means your separation from service with Quaker Houghton and its affiliates within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.
    “Cause” means your employment with Quaker Houghton has been terminated by reason of (i) your willful and material breach of this Agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or the Company’s policies, (ii) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of your duties hereunder which is materially injurious to Quaker Houghton, or (iii) conviction of or plea of guilty or nolo contendere to a felony.
“Payment Date” means (x) the 60th day after your Separation from Service or (y) if you are a specified employee (as defined in Treas. Reg. §1.409A-1(i)) as of the date of your Separation from Service, and the severance described in subsection (b) is deferred compensation subject to section 409A of the Code, the first business day of the seventh month following the month in which your Separation from Service occurs. If the Payment Date is described in clause (y), the amount paid on the Payment Date shall include all monthly installments that would have been paid earlier had clause (y) not been applicable, plus interest at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of your Separation from Service (or the previous business day if such day is not a business day), for the period from the date payment would have been made had clause (y) not been applicable through the date payment is made.
“Release” means a release (in a form satisfactory to Quaker Houghton) of any and all claims against Quaker Houghton and all related parties with respect to all matters arising out of your employment with Quaker Houghton, or the termination thereof (other than for claims for any entitlements under the terms of this Agreement or any plans or programs of Quaker Houghton under which you have accrued a benefit) that Quaker Houghton provides to you no later than ten days after your Separation from Service. If a release is not provided to you within this time period, the severance shall be paid even if you do not sign a release.
9.    Indemnification
    Quaker Houghton shall defend you and hold you harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by you of services for, or actions of you as a director, officer, or employee of Quaker Houghton or any parent, subsidiary or affiliate of Quaker Houghton, or of any other person or enterprise at Quaker Houghton’s request. Expenses incurred by you in defending such a claim, action, suit or investigation or criminal proceeding shall be paid by Quaker Houghton in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on your behalf to repay said amounts unless it shall ultimately be determined that you are entitled to be indemnified hereunder; provided, however, that this shall not apply to a nonderivative action commenced by Quaker Houghton against you.
10.    Governing Law.
    The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws.

11.    Miscellaneous
This Agreement and the Change in Control Agreement to which you are a party, constitute the entire integrated agreement concerning the subjects covered herein. In case any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not thereby be affected or impaired. You may not assign any of your rights or obligations under this Agreement without Quaker Houghton’s prior written consent. Quaker Houghton may assign this Agreement in its discretion, including to any affiliate or upon a sale of assets or equity, merger, or other corporate transaction; provided that Quaker Houghton obtains the assignee’s written commitment to honor the terms and conditions contained herein. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws. This Agreement shall be binding upon you, your heirs, executors, and administrators and shall inure to the benefit of Quaker Houghton as well as its successors and assigns. In the event of any overlap in the restrictions contained herein, including Sections 4 and/or 5 above, with similar restrictions contained in any other agreement, such restrictions shall be read together so as to provide the broadest restriction possible.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

WITNESS:	QUAKER CHEMICAL CORPORATION DBA QUAKER HOUGHTON

/s/ Robert T. Traub	/s/ Melissa Leneis
Senior Vice President, General Counsel and Corporate Secretary	Senior Vice President, Chief Human Resources Officer

WITNESS:

/s/ Robert T. Traub	/s/ Jeffrey L. Fleck
Senior Vice President, General Counsel and Corporate Secretary	Signature

ADDENDUM 1

Base Salary:	Your salary will be payable on a bi-weekly basis at the rate of $17,115, which is annualized at $445,000. You will be eligible for your next salary increase in 2024.
Annual and Long- Term Bonuses:
For your position, you are eligible to participate in the Annual Incentive Plan (“AIP”) with a target award percentage for 2023 full year of 55% of your base salary, dependent upon Quaker Houghton’s financial results and personal objectives to be determined.
You will be eligible to participate in the 2023-2025 Long-Term Incentive Plan (“LTIP”) for the full year of 2023. The value, at a target level is $400,000.
All incentive compensation awards are made at the Company’s discretion, are subject to change, and require the approval of the Company’s Compensation and Human Resources Committee.

Special One-time Equity Grant:
You will receive am equity sign-on award valued at $440,000 allocated as follows:
•$220,000 RSAs, ratable vesting on the 1st anniversary of grant date, and
•$220,000 RSAs, ratable vesting on the 2nd anniversary of grant date
Such equity award is subject to clawback and must be repaid to the Company if you either voluntarily leave your employment or are dismissed for cause within the first two (2) years of your tenure with Quaker Houghton.

Special One-time Cash Bonus:
$175,000 as a total cash sign on bonus payable in 2 installments as follows:
•$87,500 as soon as administratively possible after 30 days of employment and
•$87,500 as soon as administratively possible after 12 months of employment.
If you voluntarily resign prior to completing one (1) year of employment with the Company, you agree to reimburse Quaker Houghton for the full amount of the cash payment(s) that was made during the previous one-year period.

Financial Planning:	You will be eligible to be reimbursed for up to $3,500 per calendar year for expenses incurred for financial planning and/or tax preparation.
Relocation:	You will receive relocation assistance from Quaker Houghton’s selected service provider.
Benefits:
Quaker Houghton offers a Flexible Benefits Program that is subject to change. This gives you the opportunity to choose from a variety of options creating a customized benefits package. The following benefits are currently part of the program. In each of these areas, you are offered a range of options so you may choose the ones that make the most sense for your personal situation.
•Medical
•Dental
•Life & AD&D Insurance
•Long-term Disability
•Health Care and Dependent Care Flexible Spending Accounts (FSAs)
In addition to these flexible benefits, Quaker Houghton also currently offers the following benefit plans:
• Retirement Savings Plan (401K)

Pre-Employment Testing Requirements
This offer and Employment Agreement are contingent upon the satisfactory results of a pre-employment background check, drug screening and/or physical exam. You will have three (3) business days from the time you receive instructions from our vendor to obtain your pre-employment drug screening and physical exam. Failure to do so may result in rescinding of this offer and agreement. In addition to the pre-employment testing, you may be required to participate in random drug and/or alcohol testing as part of the safety program at your assigned work location.  Failure to participate in such a testing program, or failure to successfully pass such a test, will be cause for termination.